Pricing Supplement dated September 13, 2024 (To the Prospectus dated May 23, 2022 and the Prospectus Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

$1,028,000

Autocallable Contingent Coupon Barrier Notes due September 16, 2027

Linked to the Common Stock of Broadcom Inc., the Class A Common Stock of Meta Platforms, Inc. and the Common Stock of Super Micro Computer, Inc.

Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to automatic redemption, if on any Observation Date the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value, the Notes will pay on the related Contingent Coupon Payment Date a Contingent Coupon plus all previously unpaid Contingent Coupons, if any. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value, be willing to receive shares of the Least Performing Underlier at maturity that will likely be worth less than their investment and could be worth nothing. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the values of the other Underliers.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	September 13, 2024
Issue Date:	September 18, 2024
Final Valuation Date: †	September 13, 2027
Maturity Date: †	September 16, 2027
Reference Assets:*	The common stock of Broadcom Inc. (the “AVGO Underlier”), the Class A common stock of Meta Platforms, Inc. (the “META Underlier”) and the common stock of Super Micro Computer, Inc. (the “SMCI Underlier”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
	Underliers	Bloomberg Ticker	Initial Underlier Value(1)*	Coupon Barrier Value(2)*	Barrier Value(2)*	Physical Delivery Amount(3)*
	AVGO Underlier	AVGO UW<Equity>	$167.69	$83.85	$83.85	5.96338
	META Underlier	META UW<Equity>	$524.62	$262.31	$262.31	1.90614
	SMCI Underlier	SMCI UW<Equity>	$457.16	$228.58	$228.58	2.18742
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 50.00% of its Initial Underlier Value (rounded to two decimal places)
(3) With respect to each Underlier, a number of shares of that Underlier equal to $1,000 divided by its Initial Underlier Value (rounded to five decimal places)
Automatic Redemption:	The Notes will not be automatically redeemable for approximately the first six months after the Issue Date. Beginning with the sixth Observation Date, if, on any Observation Date (other than the Final Valuation Date), the Closing Value of each Underlier is greater than or equal to its Initial Underlier Value, the Notes will be automatically redeemed and you will receive on the immediately following Contingent Coupon Payment Date a cash payment per $1,000 principal amount Note equal to $1,000 plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due. No further amounts will be payable on the Notes after they have been automatically redeemed.
Contingent Coupon:

$12.50 per $1,000 principal amount Note (based on a rate of 15.00% per annum or 1.25% per month, rounded to four decimal places, if applicable)

If the Notes have not been automatically redeemed and the Closing Value of each Underlier on an Observation Date is greater than or equal to its Coupon Barrier Value, you will receive on the related Contingent Coupon Payment Date a Contingent Coupon plus the amounts of all Contingent Coupons, if any, that would have been paid on a previous Contingent Coupon Payment Date had the Closing Value of each Underlier been greater than or equal to its Coupon Barrier Value on the related Observation Date and that have not been previously paid (“Unpaid Contingent Coupons”). If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier Value, the Contingent Coupon applicable to that Observation Date will not be payable on the related Contingent Coupon Payment Date.

Payment at Maturity:

If the Notes have not been automatically redeemed, you will receive on the Maturity Date a cash payment or delivery per $1,000 principal amount Note determined as follows:

▪      If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a cash payment of $1,000 per $1,000 principal amount Note plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due.

▪      If (a) the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and (b) the Final Underlier Value of the Best Performing Underlier is greater than or equal to its Initial Underlier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

▪      If (a) the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and (b) the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive per $1,000 principal amount Note a number of shares of the Least Performing Underlier equal to its Physical Delivery Amount or, at our option, the cash value thereof (calculated as the Physical Delivery Amount of the Least Performing Underlier times the Final Underlier Value of the Least Performing Underlier). Fractional shares will be paid in cash.

If the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value, you will receive shares of the Least Performing Underlier (or the cash value thereof) at maturity that will likely be worth less than your investment and could be worth nothing. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.00%	99.00%
Total	$1,028,000	$1,028,000	$10,280	$1,017,720
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $990.00 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $958.60 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(3)	Barclays Capital Inc. will receive commissions from the Issuer of $10.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:*	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Best Performing Underlier:	The Underlier with the highest Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Dates:†	October 14, 2024, November 13, 2024, December 13, 2024, January 13, 2025, February 13, 2025, March 13, 2025, April 14, 2025, May 13, 2025, June 13, 2025, July 14, 2025, August 13, 2025, September 15, 2025, October 13, 2025, November 13, 2025, December 15, 2025, January 13, 2026, February 13, 2026, March 13, 2026, April 13, 2026, May 13, 2026, June 15, 2026, July 13, 2026, August 13, 2026, September 14, 2026, October 13, 2026, November 13, 2026, December 14, 2026, January 13, 2027, February 16, 2027, March 15, 2027, April 13, 2027, May 13, 2027, June 14, 2027, July 13, 2027, August 13, 2027 and the Final Valuation Date
Contingent Coupon Payment Dates:†	October 21, 2024, November 20, 2024, December 20, 2024, January 21, 2025, February 21, 2025, March 20, 2025, April 21, 2025, May 20, 2025, June 23, 2025, July 21, 2025, August 20, 2025, September 22, 2025, October 20, 2025, November 20, 2025, December 22, 2025, January 21, 2026, February 23, 2026, March 20, 2026, April 20, 2026, May 20, 2026, June 23, 2026, July 20, 2026, August 20, 2026, September 21, 2026, October 20, 2026, November 20, 2026, December 21, 2026, January 21, 2027, February 23, 2027, March 22, 2027, April 20, 2027, May 20, 2027, June 21, 2027, July 20, 2027, August 20, 2027 and the Maturity Date
Closing Value:*	Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06744EJQ1 / US06744EJQ17

*	In the case of certain corporate events related to an Underlier, the Calculation Agent may adjust any variable, including but not limited to, that Underlier and the Initial Underlier Value, Final Underlier Value, Physical Delivery Amount, Coupon Barrier Value, Barrier Value and Closing Value of that Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlier. If you receive shares of the Least Performing Underlier at maturity, we will pay cash in lieu of delivering any fractional shares of the Least Performing Underlier in an amount equal to that fraction times the Final Underlier Value of the Least Performing Underlier. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

†	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to any Underlier or if a market disruption event occurs with respect to any Underlier on that Observation Date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Contingent Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-14 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of at least one Underlier falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Underlier.

•	You do not anticipate that the Closing Value of any Underlier will fall below its Coupon Barrier Value on any Observation Date.

•	You do not anticipate that the Closing Value of any Underlier will fall below its Barrier Value on the Final Valuation Date or you anticipate that the Closing Value of at least one Underlier will remain at or above its Initial Underlier Value on the Final Valuation Date.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the value of any other Underlier.

•	You understand and accept the risks that (a) you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date if the Closing Value of any Underlier is less than its Coupon Barrier Value on an Observation Date and (b) you will receive a number of shares of the Least Performing Underlier (or the cash value thereof) at maturity that will likely be worth less than your investment and could be worth nothing if the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value.

•	You understand and accept the risk that, if the Notes are not automatically redeemed, the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of each Underlier is less than its Initial Underlier Value, the payment at maturity, if any, will be based solely on the Underlier Return of the Least Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underliers, nor will you have any voting rights with respect to the Underliers.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event the Closing Value of at least one Underlier falls below its Coupon Barrier Value on one or more of the specified Observation Dates.

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Underlier Value of the Least Performing Underlier falls below its Barrier Value and the Final Underlier Value of the Best Performing Underlier falls below its Initial Underlier Value.

•	You anticipate that the Closing Value of at least one Underlier will decline during the term of the Notes such that the Closing Value of at least one Underlier will fall below its Coupon Barrier Value on one or more Observation Dates.

•	You anticipate that the Closing Value of at least one Underlier will fall below its Barrier Value on the Final Valuation Date and that the Closing Value of each Underlier will fall below its Initial Underlier Value on the Final Valuation Date, or you are unwilling or unable to accept the risk that, in that event, you will receive a number of shares of the Least Performing Underlier (or the cash value thereof) at maturity that will likely be worth less than your investment and could be worth nothing.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the value of any other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to not receive Contingent Coupons, regardless of the performance of any other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underliers.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING the TERM OF THE NOTES

The following examples demonstrate the circumstances under which you may receive Contingent Coupons during the term of the Notes. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $50.00 (50.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are not automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00 and the hypothetical Coupon Barrier Value of $50.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value and Coupon Barrier Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first and second Observation Dates, but the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each other Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note
1	AVGO Underlier	$150.00	$12.50
	META Underlier	$100.00
	SMCI Underlier	$90.00
2	AVGO Underlier	$115.00	$12.50
	META Underlier	$95.00
	SMCI Underlier	$120.00
3-35	AVGO Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	META Underlier
	SMCI Underlier
Final	AVGO Underlier	$65.00	$0
	META Underlier	$40.00
	SMCI Underlier	$30.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first and second Observation Dates, you will receive a Contingent Coupon of $12.50 (1.25% of the principal amount per Note) on each related Contingent Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the remaining Observation Dates, the Contingent Coupons applicable to those Observation Dates will not be payable at any time.

Example 2: The Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through thirty-fifth Observation Dates, but the Closing Value of each Underlier is greater than its Coupon Barrier Value on the first and final Observation Dates.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note
1	AVGO Underlier	$150.00	$12.50
	META Underlier	$100.00
	SMCI Underlier	$90.00
2	AVGO Underlier	$115.00	$0
	META Underlier	$45.00
	SMCI Underlier	$120.00
3-35	AVGO Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	META Underlier
	SMCI Underlier
Final	AVGO Underlier	$85.00	$437.50 (reflecting Contingent Coupon for final Observation Date and Unpaid Contingent Coupons for second through thirty-fifth Observation Dates)
	META Underlier	$140.00
	SMCI Underlier	$130.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $12.50 (1.25% of the principal amount per Note) on the related Contingent Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through thirty-fifth Observation Dates, the Contingent Coupons applicable to those Observation Dates will not be payable on the related Contingent Coupon Payment Dates; however, because the Closing Value of each Underlier on the final Observation Date is greater than its Coupon Barrier Value, the Contingent Coupons that would have been paid on the second through thirty-fifth Contingent Coupon Payment Dates had the Closing Value of each Underlier been greater than or equal to its Coupon Barrier Value on the second through thirty-fifth Observation Dates will be paid on the final Contingent Coupon Payment Date.

Example 3: The Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note
1	AVGO Underlier	$30.00	$0
	META Underlier	$100.00
	SMCI Underlier	$90.00
2	AVGO Underlier	$115.00	$0
	META Underlier	$45.00
	SMCI Underlier	$120.00
3-35	AVGO Underlier	Various (at least one Underlier below Coupon Barrier Value)	$0
	META Underlier
	SMCI Underlier
Final	AVGO Underlier	$65.00	$0
	META Underlier	$40.00
	SMCI Underlier	$30.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date, you will not receive a Contingent Coupon on any related Contingent Coupon Payment Date.

Example 3 demonstrates that you may not receive a Contingent Coupon on any Contingent Coupon Payment Date. If the Closing Value of at least one Underlier is below its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

*	The hypothetical Initial Underlier Value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Values for the Underliers. The actual Initial Underlier Value for each Underlier is set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the sixth Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	AVGO Underlier	$140.00	N/A	$12.50	N/A
	META Underlier	$135.00
	SMCI Underlier	$120.00
2-5	AVGO Underlier	Various (at least one Underlier below Coupon Barrier Value)	N/A	$0	N/A
	META Underlier
	SMCI Underlier
6	AVGO Underlier	$130.00	Yes	—	$1,062.50 (reflecting Contingent Coupon for sixth Observation Date and Unpaid Contingent Coupons for second through fifth Observation Dates)
	META Underlier	$125.00
	SMCI Underlier	$140.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on the first Observation Date, you will receive a Contingent Coupon of $12.50 (1.25% of the principal amount per Note) on the related Contingent Coupon Payment Date. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on the second through fifth Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Value of each Underlier on the sixth Observation Date (which is six months after the Issue Date and is the first Observation Date on which the Notes may be automatically redeemed) is greater than its Initial Underlier Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,062.50 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon for the sixth Observation Date and the Unpaid Contingent Coupons for the second through fifth Observation Dates. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are automatically redeemed on the thirty-fifth Observation Date.

Observation Date	Underlier	Closing Value on Observation Date	Are the Notes Automatically Redeemed?	Total Contingent Coupon Payment on Related Contingent Coupon Payment Date per $1,000 Principal Amount Note	Payment upon Automatic Redemption
1	AVGO Underlier	$80.00	N/A	$12.50	N/A
	META Underlier	$115.00
	SMCI Underlier	$95.00
2	AVGO Underlier	$75.00	N/A	$12.50	N/A
	META Underlier	$105.00
	SMCI Underlier	$80.00
3-5	AVGO Underlier	Various (at least one Underlier below Coupon Barrier Value)	N/A	$0	N/A
	META Underlier
	SMCI Underlier
6-34	AVGO Underlier	Various (at least one Underlier below Coupon Barrier Value)	No	$0	N/A
	META Underlier
	SMCI Underlier
35	AVGO Underlier	$105.00	Yes	—	$1,412.50 (reflecting Contingent Coupon for thirty-fifth Observation Date and Unpaid Contingent Coupons for third through thirty-fourth Observation Dates)
	META Underlier	$120.00
	SMCI Underlier	$115.00

Because the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first and second Observation Dates, you will receive a Contingent Coupon of $12.50 (1.25% of the principal amount per Note) on the related Contingent Coupon Payment Dates. Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each of the third through thirty-fourth Observation Dates, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Dates.

Because the Closing Value of each Underlier on the thirty-fifth Observation Date is greater than its Initial Underlier Value, the Notes are automatically redeemed on the immediately following Contingent Coupon Payment Date. You will receive on the relevant Contingent Coupon Payment Date a cash payment of $1,412.50 per $1,000 principal amount Note, which is equal to your principal amount plus the Contingent Coupon for the thirty-fifth Observation Date and the Unpaid Contingent Coupons for the third through thirty-fourth Observation Dates. No further amounts will be payable on the Notes after they have been automatically redeemed.

If the Closing Value of at least one Underlier is below its Initial Underlier Value on each Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: $100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: $50.00 (50.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Barrier Value for each Underlier: $50.00 (50.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Physical Delivery Amount for each Underlier: 10.00000 ($1,000 divided by the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of $100.00, the hypothetical Coupon Barrier Value of $50.00, the hypothetical Barrier Value of $50.00 and the hypothetical Physical Delivery Amount of 10.00000 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values, Coupon Barrier Values, Barrier Values or Physical Delivery Amounts for the Underliers. The actual Initial Underlier Value, Coupon Barrier Value, Barrier Value and Physical Delivery Amount for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Least Performing Underlier	Underlier Return of the Least Performing Underlier	Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value		Final Underlier Value of the Best Performing Underlier is greater than or equal to its Initial Underlier Value
		Value of Payment Received at Maturity**/***	Total Return on Notes	Payment at Maturity**	Total Return on Notes
$150.00	50.00%	N/A	N/A	$1,000.00	0.00%
$140.00	40.00%	N/A	N/A	$1,000.00	0.00%
$130.00	30.00%	N/A	N/A	$1,000.00	0.00%
$120.00	20.00%	N/A	N/A	$1,000.00	0.00%
$110.00	10.00%	N/A	N/A	$1,000.00	0.00%
$100.00	0.00%	N/A	N/A	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%	$1,000.00	0.00%
$80.00	-20.00%	$1,000.00	0.00%	$1,000.00	0.00%
$70.00	-30.00%	$1,000.00	0.00%	$1,000.00	0.00%
$60.00	-40.00%	$1,000.00	0.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%	$1,000.00	0.00%
$49.99	-50.01%	$499.90	-50.01%	$1,000.00	0.00%
$40.00	-60.00%	$400.00	-60.00%	$1,000.00	0.00%
$30.00	-70.00%	$300.00	-70.00%	$1,000.00	0.00%
$20.00	-80.00%	$200.00	-80.00%	$1,000.00	0.00%
$10.00	-90.00%	$100.00	-90.00%	$1,000.00	0.00%
$0.00	-100.00%	$0.00	-100.00%	$1,000.00	0.00%

**        per $1,000 principal amount Note, excluding the final Contingent Coupon and any Unpaid Contingent Coupons that may be payable on the Maturity Date

***       If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive on the Maturity Date per $1,000 principal amount Note a number of shares of the Least Performing Underlier equal to its Physical Delivery Amount or, at our option, the cash value thereof (calculated as the Physical Delivery Amount of the Least Performing Underlier times the Final Underlier Value of the Least Performing Underlier). Fractional shares will be paid in cash. For purposes of the table above and the examples below, the cash value of any shares received is calculated as the Physical Delivery Amount of the Least Performing Underlier times the Final Underlier Value of the Least Performing Underlier. The actual value of any shares received may be less than the amounts shown above.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the AVGO Underlier is $150.00, the Final Underlier Value of the META Underlier is $130.00 and the Final Underlier Value of the SMCI Underlier is $140.00.

Because the META Underlier has the lowest Underlier Return, the META Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due), regardless of the Final Underlier Value of any other Underlier.

Example 1 demonstrates that you will not participate in any appreciation in the value of any Underlier. Even though each Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due).

Example 2: The Final Underlier Value of the AVGO Underlier is $60.00, the Final Underlier Value of the META Underlier is $140.00 and the Final Underlier Value of the SMCI Underlier is $95.00.

Because the AVGO Underlier has the lowest Underlier Return, the AVGO Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon and any Unpaid Contingent Coupons otherwise due), regardless of the Final Underlier Value of any other Underlier.

Example 3: The Final Underlier Value of the AVGO Underlier is $80.00, the Final Underlier Value of the META Underlier is $40.00 and the Final Underlier Value of the SCMI Underlier is $150.00.

Because the META Underlier has the lowest Underlier Return, the META Underlier is the Least Performing Underlier. Because the SMCI Underlier has the highest Underlier Return, the SMCI Underlier is the Best Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is greater than or equal to its Initial Underlier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold. However, because the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon and Unpaid Contingent Coupons otherwise due) if the Final Underlier Value of any Underlier is greater than or equal to its Initial Underlier Value, regardless of the Final Underlier Value of any other Underlier.

Example 4: The Final Underlier Value of the AVGO Underlier is $30.00, the Final Underlier Value of the META Underlier is $40.00 and the Final Underlier Value of the SMCI Underlier is $95.00.

Because the AVGO Underlier has the lowest Underlier Return, the AVGO Underlier is the Least Performing Underlier. Because the SMCI Underlier has the highest Underlier Return, the SMCI Underlier is the Best Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive at maturity per $1,000 principal amount Note that you hold the Physical Delivery Amount of 10.00000 shares of the Least Performing Underlier or, at our option, the cash value thereof (calculated as the Physical Delivery Amount of the Least Performing Underlier times the Final Underlier Value of the Least Performing Underlier). Fractional shares will be paid in cash.

The cash value of the Physical Delivery Amount of the Least Performing Underlier is $300.00. In addition, because the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 4 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive shares of the Least Performing Underlier (or the cash value thereof) at maturity that will likely be worth less than your investment and could be worth nothing. You will not benefit in any way from the Underlier Return of any other Underlier being higher than the Underlier Return of the Least Performing Underlier.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlying is less than its Initial Underlier Value, you will receive a number of shares of the Least Performing Underlier (or the cash value thereof) at maturity that will likely be worth less than your investment and could be worth nothing. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive on the related Contingent Coupon Payment Date a Contingent Coupon plus all previously Unpaid Contingent Coupons, if any, only if the Closing Value of each Underlier on an Observation Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of any Underlier on an Observation Date is less than its Coupon Barrier Value, the Contingent Coupon applicable to that Observation Date will not be payable on the related Contingent Coupon Payment Date. If a Contingent Coupon is not paid on any Contingent Coupon Payment Date, that Contingent Coupon will be paid as an Unpaid Contingent Coupon on a later Contingent Coupon Payment Date only if the Closing Value of each Underlier on a subsequent Observation Date is greater than or equal to its Coupon Barrier Value. If the Closing Value of at least one Underlier is less than its Coupon Barrier Value on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Underlier—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Underlier, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Underlier if the Notes are not automatically redeemed, the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlying is less than its Initial Underlier Value.

•	Your Potential Return on the Notes Will Be Different Depending on the Sequence of Closing Values of Each Underlier on Different Observation Dates—Depending on the sequence in which the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on specific Observation Dates (if at all), you could receive a lesser or greater return regardless of the number of Observation Dates on which the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value. For example, if the Closing Value of any Underlier is less than its Coupon Barrier Value on each of the first thirty-five Observation Dates but is greater than or equal to its Coupon Barrier Value on the final Observation Date, you will receive thirty-six Contingent Coupons (thirty-five in the form of Unpaid Contingent Coupons). However, if the Closing Value of each Underlier is greater than or equal to its Coupon Barrier Value on each of the first two Observation Dates but on no subsequent Observation Dates, you will receive only two Contingent Coupons, even though the Closing Value of each Underlier was greater than or equal to the Coupon Barrier Value on twice as many Observation Dates as in the previous example.

•	If You Receive Shares of the Least Performing Underlier at Maturity, Those Shares May Be Worth Less on the Maturity Date Than Their Value Based on the Final Underlier Value of the Least Performing Underlier—If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value and if the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, we may determine, at our option, whether to deliver a number of shares of the Least Performing Underlier equal to its Physical Delivery Amount or to pay the cash value thereof. If you receive shares of the Least Performing Underlier at maturity, the value of those shares on the Maturity Date depends on the value of the Least Performing Underlier on the Maturity Date rather than the Final Underlier Value of the Least Performing Underlier. The value of those shares may have declined further below that Final Underlier Value as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on that Final Underlier Value. We will not make any adjustment to the Physical Delivery Amount to account for any fluctuations in the value of the Least Performing Underlier and you will bear the risk of any decline in the value of the shares of the Least Performing Underlier you receive at maturity below the Final Underlier Value of the Least Performing Underlier.

•	Because the Notes Are Linked to Multiple Underliers Individually, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Coupon Barrier Value on the specified Observation Dates or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss of principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Coupon Barrier Value or Barrier Value on an Observation Date or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by a lesser decline or, for purposes of determining whether a Contingent Coupon is payable, by any potential increase in the values of the other Underliers. To receive a Contingent Coupon on any Contingent Coupon Payment Date, the Closing Value of each Underlier must be greater than or equal to its Coupon Barrier Value on the related Observation Date. In addition, if the Notes have not been automatically redeemed, and if the Final Underlier Value of any Underlier is less than its Barrier Value and the Final Underlier Value of the Best Performing Underlier is less than its Initial Underlier Value, you will receive a number of shares of the Least Performing Underlier (or the cash value thereof) at maturity that will likely be worth less than your investment and could be worth nothing. Accordingly, your investment is subject to the market risk of each Underlier.

•	Automatic Redemption and Reinvestment Risk—If the Notes are automatically redeemed, the holding period over which you may receive Contingent Coupons could be as short as approximately six months. The payment upon an automatic redemption, together with any Contingent Coupons and any Unpaid Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had the Notes not been automatically redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Value of that Underlier on one or more Observation Dates will be less than its Coupon Barrier Value and (b) the Final Underlier Value of that Underlier will be less than its Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underliers would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	There Are Risks Associated with Single Equities—The price of each Underlier can rise or fall sharply due to factors specific to that Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlier.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlier, the Calculation Agent will make adjustments to that Underlier that may result in payments on the Notes being based on the performance of shares, cash or other assets distributed to holders of that Underlier upon the occurrence of such event or, in some cases, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to an Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Underlier; determining the cash equivalent of the Physical Delivery Amount of that Underlier; and determining whether to accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the market prices of, dividend rate on and expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of each Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Broadcom Inc.

According to publicly available information, Broadcom Inc. designs, develops and supplies a range of semiconductor and infrastructure software solutions. Information filed by Broadcom Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-38449. The common stock of Broadcom Inc. is listed on The Nasdaq Stock Market under the ticker symbol “AVGO.”

Historical Performance of the AVGO Underlier

The graph below sets forth the historical performance of the AVGO Underlier based on the daily Closing Values from January 2, 2019 through September 13, 2024. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the AVGO Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Meta Platforms, Inc.

According to publicly available information, Meta Platforms, Inc. (formerly known as Facebook, Inc.) builds products that enable people to connect and share through mobile devices, personal computers, virtual reality and mixed reality headsets and wearables. Information filed by Meta Platforms, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551. The Class A common stock of Meta Platforms, Inc. is listed on The Nasdaq Stock Market under the ticker symbol “META.”

Historical Performance of the META Underlier

The graph below sets forth the historical performance of the META Underlier based on the daily Closing Values from January 2, 2019 through September 13, 2024. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the META Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Super Micro Computer, Inc.

According to publicly available information, Super Micro Computer, Inc. provides accelerated compute platforms that are application-optimized server and storage systems for a variety of markets, including enterprise data centers, cloud computing, artificial intelligence, 5G and edge computing. Information filed by Super Micro Computer, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-33383. The common stock of Super Micro Computer, Inc. is listed on The Nasdaq Stock Market under the ticker symbol “SMCI.”

Historical Performance of the SMCI Underlier

The graph below sets forth the historical performance of the SMCI Underlier based on the daily Closing Values from January 14, 2020 through September 13, 2024. The SMCI Underlier commenced regular trading on The Nasdaq Stock Market on January 14, 2020 and therefore has limited performance history. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

Historical Performance of the SMCI Underlier

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlier that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the relevant Underlier.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, and expect as described below, upon a sale or exchange of the Notes (including redemption for cash upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

If you receive shares of an Underlier upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Underlier you receive. You should not recognize gain or loss with respect to the shares of the Underlier you receive. Instead, assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the shares of the Underlier should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlier, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Initial Valuation Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.